MITEK SYSTEMS EXECUTIVE BONUS PROGRAM
FISCAL YEAR 2018
Objective
The objective of the Mitek Executive Bonus Program (“the Program”) is to reward executives with an opportunity to earn an annual cash bonus for their contributions to the achievement of corporate goals during the fiscal year. This Program is intended to ensure a competitive total compensation opportunity and to foster a team effort in the attainment of corporate goals.
Program Design
The Program provides for the payment of a cash bonus that is based upon the percentage achievement of the fiscal 2018 annual revenue and non-GAAP net income (“NGNI”) targets set by the Board of Directors (“Board”), as well as individual performance goals.
Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Operating Officer (COO) and non-GM Executive Bonus:
Annual cash bonuses are computed as a percentage of the participant’s annualized salary earned during the 2018 fiscal year. The bonus targets for the CEO, CFO, CTO, COO, SVP of Product and General Counsel are 80%, 60%, 60%, 50%, 40% and 40%, respectively, of their respective annualized salaries for the 2018 fiscal year.
The CEO, CFO, COO and all non-GM executives will receive an annual cash bonus based on annual achievement of corporate revenue, corporate non-GAAP net income (“NGNI”) and individual performance goals. The total cash bonus is comprised of the following components:

•	Corporate Revenue Achievement – 50%

•	NGNI Achievement – 25%

•	Achievement of Individual MBOs – 25%

General Manager (GM) Bonus
Annual cash bonuses are computed as a percentage of the participant’s annualized salary earned during the 2018 fiscal year. The bonus target for the General Manager is 50% of his annualized salary for the 2018 fiscal year.
The SVP & GM, Payments will receive a cash bonus based on achievement of certain revenue, corporate non-GAAP net income (“NGNI”), and individual performance goals. The total cash bonus is comprised of the following components:

•	Revenue Achievement – 75%

•	NGNI Achievement – 12.5%

•	Achievement of Individual MBOs – 12.5%

Performance Targets
Revenue shall be defined as the applicable revenue determined in accordance with generally accepted accounting principles, adjusted for acquisition-related write-downs of revenue or deferred revenue. NGNI shall be defined as Net Income for the 2018 fiscal year as determined in accordance with generally accepted accounting principles, adjusted for: 1) acquisition-related write-downs of revenue or deferred revenue, and 2) non-cash, non-recurring or non-operational items including (but not limited to) expenses for the following: acquisition and integration, litigation, stock compensation, depreciation, amortization, asset impairment charges, severance and restructuring.
The Revenue and NGNI performance components of the cash bonus actually earned will increase or decrease on a 2:1 scale dependent upon the level of goal attainment between 80% and 125%. No award is earned below 80% achievement and no additional award is earned for achievement above 125%, and any award made for achievement below 80% is solely at the discretion of the Compensation Committee.
For example, the portion of the cash bonus earned for achieving 80% of the Revenue Plan would be 60% of that portion of the cash bonus. At the achievement of 79% or below of the Revenue Plan, no bonus will be earned. Similarly, at the achievement of 125% of Revenue Plan, the bonus award would be 150% of that portion of the cash bonus. The maximum bonus award that can be earned is 150% of the bonus target percentage.
Eligibility
In order to be eligible for a bonus award, the participant must be employed by the Company for a minimum of a full quarter of the fiscal year for which an annual bonus is earned, and be employed at Mitek at the conclusion of the 2018 fiscal year. Each participant will be paid after the close of the books and annual audit at the end of the 2018 fiscal year, and any bonus payable will be calculated pro rata to the number of days of employment with the Company during the 2018 fiscal year.
Limitations
The Program is administered by the Compensation Committee of the Board of Directors. Final authority and full discretion in all matters pertaining to the development, or amendment of the Program and the granting of any bonus award under the Program rests with the Compensation Committee.
Participation in the Program does not in any way imply a contractual relationship for employment or in any way alter the at-will employment relationship with the Company.